Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-153646

August 31, 2010

STANLEY BLACK & DECKER, INC.

$400,000,000 5.200% NOTES DUE 2040

TERM SHEET

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Guarantor:	The Black & Decker Corporation

Title of Security:	5.200% Notes due 2040

Principal Amount:	$400,000,000

Maturity Date:	September 1, 2040

Coupon:	5.200%, semi-annual

Interest Payment Dates:	Each March 1 and September 1

First Interest Payment Date:	March 1, 2011

Trade Date:	August 31, 2010

Settlement Date (T+3):	September 3, 2010

Benchmark:	UST 4.375% due May 15, 2040

Benchmark Yield:	3.555%

Reoffer Spread:	165 bps

Reoffer Yield:	5.205%

Price to Public:	99.925%

Make-whole call:	T + 25 bps

CUSIP:	854502 AA9

Expected Ratings:	S&P: A (negative outlook) Moody’s: Baa1 (stable outlook) Fitch: A- (stable outlook)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a preliminary prospectus supplement and a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stanley Black & Decker, Inc. and The Black & Decker Corporation on August 31, 2010 relating to its Prospectus dated August 31, 2010.

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